HSBC USA INC. [●] Enhanced Market Participation Notes
Filed Pursuant to Rule 433
Registration No. 333-133007
January 30, 2009

FREE WRITING PROSPECTUS
(To Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007,
 Product Supplement dated November 6, 2008
and Prospectus Addendum dated December 12, 2007)

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and the prospectus.  The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus.  The notes are 10.00% principal protected, and you may lose up to 90.00% of your initial investment in the notes.

This free writing prospectus relates to an offering of notes. The purchaser of a note will acquire a security linked to the reference asset described below. Although the offering relates to the reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

Reference Asset (TICKER)	Upside Participation Rate	Maximum Cap(1)	Issue Amount	Agent’s Discount or Commission Per Note / Total (2)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(3)	Maturity Date(4)
BERKSHIRE HATHAWAY INC. Class B Common Stock (BRK/B)	200%	[25.00% - 30.00%]	TBD	TBD	TBD	4042K0UY9/ [●]	February 22, 2011	February 25, 2011
(1) The maximum cap will be determined on the trade date.
(2) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.
(3) The final valuation date is subject to adjustment as described herein
(4) Expected. The maturity date will be 3 days after the final valuation date and is subject to adjustment as described herein.

•	Principal Amount:	$1,000 per note.
•	Trade Date:	[February 20, 2009]
•	Pricing Date:	[February 20, 2009]
•	Original Issue Date:	[February 25, 2009]
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date that is based on the final return (as described below):
- If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:
(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate; and
(ii) the product of (a) the principal amount multiplied by (b) the maximum cap;
- If the final return is between 0.00% and -10.00%, inclusive, you will receive 100% of the principal amount; and

- If the final return is less than -10.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -10.00%.  For example, if the final return is -30.00%, you will suffer a 20.00% loss and receive 80.00% of the principal amount.

•	Final Return:	The quotient, expressed as a percentage, of (i) the ending value minus the starting value divided by (ii) the starting value, expressed as a formula:

•	Starting Value:	The official closing value of the reference asset as determined by the calculation agent on the pricing date.
•	Ending Value:	The official closing value of the reference asset as determined by the calculation agent on the final valuation date.
•	Official Closing Value:
The official closing value of one share of the reference asset on any scheduled trading day (as defined herein) between the pricing date and the final valuation date, inclusive, as determined by the calculation agent and displayed on Bloomberg Professional® service page <BRK/B UN> <EQUITY>.

•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.  We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. January 30, 2009

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single reference asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, the prospectus addendum of December 12, 2007, and the product supplement dated November 6, 2008.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement, product supplement and a prospectus addendum) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, product supplement and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420408061482/v130941_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

•	the prospectus addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•	If the final return is greater than 0.00%, you will receive an amount equal to the principal amount plus the lesser of:

(i) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upsideparticipation rate; and

(ii) the product of (a) the principal amount multiplied by (b) the maximum cap;

•	If the final return is between 0.00% and -10.00%, inclusive, you will receive the principal amount; and

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•
If the final return is less than -10.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -10.00%.  For example, if the final return is -30.00%, you will suffer a 20.00% loss and receive 80.00% of the principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦    You believe the price of the reference asset will increase moderately—meaning that you believe the price of the reference asset will increase over the term of the notes, but do not believe such increase is likely to exceed the maximum cap.

♦    You are willing to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -10.00%.

♦    You are willing to invest in the notes given that the return on the notes (as magnified by the upside participation rate) is subject to the maximum cap.

♦    You are willing to forego dividends paid on the reference asset.

♦    You do not seek current income from this investment.

♦    You do not seek an investment for which there is an active secondary market.

♦    You are willing to hold the notes to maturity.

The notes may not be suitable for you if:

♦    You believe the price of the reference asset will decrease over the term of the notes, or you believe the product of the final return of the reference asset multiplied by the upside participation rate will be greater than the maximum cap.

♦    You are unwilling to make an investment that is exposed to downside performance of the reference asset on a 1 to 1 basis for each percentage point that the final return is below -10.00%.

♦    You seek an investment that is exposed to the full potential appreciation of the reference asset, without a cap on participation.

♦    You prefer to receive the dividends paid on the reference asset.

♦    You seek current income from this investment.

♦    You are unable or unwilling to hold the notes to maturity.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek an investment that is 100% principal protected.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the product supplement.  Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, product supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 90% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your notes if the final return of the reference asset is below -10.00%.  In that event, you will lose 1.00% of the principal amount for each percentage point that the final return is below -10.00%.  Accordingly, you may lose up to 90.00% of your initial investment in the notes.

Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

Your payment at maturity per note will not be greater than the amount equal to the principal amount plus the product of (i) the principal amount and (ii) the maximum cap. This means that the maximum possible return for each note is the maximum cap. Therefore, you may not have the benefit of full exposure to the positive performance of the reference asset if the product of the final return multiplied by the upside participation rate is greater than the maximum cap.

The Notes will not be Listed on any Securities Exchange or Quotation System.

One of our affiliates intends to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Risks Relating to the Reference Asset.

The notes are subject to the risks of any investment in common stocks, including the risk that the prices of the stocks may decline.  Any of the following factors may have a negative effect on the value of the reference asset and thus adversely affect the trading value of the notes or the amount that you may receive at maturity.  The following is a list of some of the significant risks associated with the reference asset:
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•
Historical performance of the reference asset does not indicate future performance of the reference asset.  It is impossible to predict whether the value of the reference asset will rise or fall during the term of the notes; and

•
The trading price of the reference asset will be influenced by political, economic, financial, market and other factors.  It is impossible to predict what effect these factors will have on the value of the reference asset.

Uncertain Tax Treatment.

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the reference asset relative to its starting value.  We cannot predict the ending value of the reference asset on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical starting value used in the illustrations below is not the actual starting value of the reference asset.  You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes.  These examples assume the notes are held to maturity, a starting value of 3,000.00, a maximum cap of 27.50%, an upside participation rate of 200% and that if the final return is below -10.00%, investors will lose 1.00% of the principal amount of their notes for each percentage point that the final return is below -10.00%.

Example 1:  The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is greater than the maximum cap.
Reference Asset
Starting Value	3,000.00
Ending Value	3,750.00
Final Return	25.00%
Final Return x Upside Participation Rate:	50.00%
Maximum Cap:	27.50%
Cash Settlement Value:	$1,275.00

Here, the final return is 25.00%.

Because the final return is greater than 0.00%, the cash settlement value equals the principal amount of the note plus the lesser of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000.00 plus (a) $1,000.00 multiplied by (b) 27.50%.  Therefore, the notes would pay $1,275.00 at maturity.
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Example 1 shows that you are assured the return of your principal investment when the ending value is greater than the starting value for the reference asset.  Example 1 also illustrates that if the product of the final return multiplied by the upside participation rate exceeds the stated maximum cap, your return on the notes will be limited to the stated maximum cap.

Example 2:  The final return is positive over the term of the notes, and the product of the final return multiplied by the upside participation rate is less than the maximum cap.

Reference Asset
Starting Value	3,000.00
Ending Value	3,300.00
Final Return	10.00%
Final Return x Upside Participation Rate:	20.00%
Maximum Cap:	27.50%
Cash Settlement Value:	$1,200.00

Here, the final return is 10.00%.

Because the final return is greater than 0.00%, the cash settlement value equals the principal amount of the notes plus the lessor of (1) the product of (a) the principal amount multiplied by (b) the final return multiplied by the upside participation rate and (2) the product of (a) the principal amount multiplied by (b) the maximum cap.  Accordingly, at maturity, the cash settlement value in this example would equal $1,000 plus (a) $1,000 multiplied by (b) 10.00% multiplied by 200.00%.  Therefore, the notes would pay $1,200.00 at maturity.

Example 2 illustrates how a positive final return is magnified by the leverage provided by the upside participation rate until the maximum cap is reached.

Example 3:  The final return is moderately negative over the term of the notes.

Reference Asset
Starting Value	3,000.00
Ending Value	2,850.00
Final Return:	-5.00%
Cash Settlement Value:	$1,000.00

Here, the final return is -5.00%.

Because the final return is between 0.00% and -10.00%, inclusive, you will receive a cash settlement value equal to the principal amount of the notes.  Accordingly, the cash settlement value in this example would equal $1,000.

Example 3 shows that you are assured the return of your principal investment where the level of the reference asset declines by no more than 10.00% over the term of the notes.  Nonetheless, the receipt of only the principal amount at maturity may be less than the rate that you would have received from a conventional debt security.
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Example 4:  The final return is significantly negative over the term of the notes.

Reference Asset
Starting Value	3,000.00
Ending Value	1,800.00
Final Return:	-40.00%
Cash Settlement Value:	$700.00

Here, the final return is -40.00%.

Because the final return is less than -10.00%, you would lose 1.00% of the principal amount of your notes for each percentage point that the final return is below -10.00%.  Accordingly, at maturity, the cash settlement value would be equal to $700.00, and you would suffer a loss of 30.00% of your principal amount.

Example 4 shows that you may lose up to 90.00% of the principal amount of your notes if the final return is less than -10.00%.

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Sensitivity Analysis – Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 investment in notes for a hypothetical range of performance for the final return from
-100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:

•	Principal Amount:	$10,000

•	Upside Participation Rate:	200.00%

•	Maximum Cap	27.50%

Final Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	200.00%	27.50%	$12,750
90.00%	200.00%	27.50%	$12,750
80.00%	200.00%	27.50%	$12,750
70.00%	200.00%	27.50%	$12,750
60.00%	200.00%	27.50%	$12,750
50.00%	200.00%	27.50%	$12,750
40.00%	200.00%	27.50%	$12,750
30.00%	200.00%	27.50%	$12,750
20.00%	200.00%	27.50%	$12,750
10.00%	200.00%	20.00%	$12,000
5.00%	200.00%	10.00%	$11,000
0.00%	N/A	0.00%	$10,000
-5.00%	N/A	0.00%	$10,000
-10.00%	N/A	0.00%	$10,000
-20.00%	N/A	-10.00%	$9,000
-30.00%	N/A	-20.00%	$8,000
-40.00%	N/A	-30.00%	$7,000
-50.00%	N/A	-40.00%	$6,000
-60.00%	N/A	-50.00%	$5,000
-70.00%	N/A	-60.00%	$4,000
-80.00%	N/A	-70.00%	$3,000
-90.00%	N/A	-80.00%	$2,000
-100.00%	N/A	-90.00%	$1,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the value of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

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DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset.  All disclosures contained in this free writing prospectus regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset contained in this free writing prospectus.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The notes have not been passed on by the reference issuer of the reference asset as to their legality or suitability.  The notes are not issued by and are not financial or legal obligations of the reference issuer of the reference asset.  The reference issuer of the reference asset makes no warranties and bears no liabilities with respect to the notes.  This document relates only to this offering and does not relate to any security of an underlying issuer.

Note that companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330.  In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov.  Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number provided below.  In addition, information regarding such a company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the reference issuer of the reference asset with the SEC.  In connection with this issuance of notes, neither we nor the agent has participated in the preparation of the above-described documents or made any due diligence inquiry with respect to the sponsors or issuers of the reference asset.  Neither we nor any affiliate makes any representation that such publicly available documents or any other publicly available information regarding the sponsor or issuer of the reference asset is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described herein) that would affect the trading price of the reference asset (and therefore the price of such reference asset at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor or issuer of the reference asset could affect the value received at maturity with respect to the notes and therefore the price of the notes.

BERKSHIRE HATHAWAY INC.

According to publicly available information, Berkshire Hathaway Inc. (“Berkshire Hathaway”) is a holding company owning subsidiaries engaged in a number of diverse business activities, including insurance businesses conducted on both a primary basis and a reinsurance basis. is a publicly owned investment manager. Through its subsidiaries, Berkshire Hathaway primarily engages in the insurance and reinsurance of property and casualty risks business. Berkshire Hathaway invests in the public equity markets of the United States and Canada. Berkshire Hathaway employs a value investing approach, investing across sectors.
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Berkshire Hathaway’s SEC file number is 001-14905.

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low intra-day prices, as well as end-of-quarter closing prices, of the reference asset for each quarter in the period from January 1, 2006 through December 31, 2008 and for the period from January 1, 2009 through January 29, 2009.  The closing price of the reference asset on January 29, 2009 was $2,900.00.  We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us.  Historical prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the price of the reference asset will increase relative to the initial value during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2006	$3,013.00	$2,860.00	$3,012.00
June 30, 2006	$3,098.00	$2,839.10	$3,043.00
September 30, 2006	$3,238.00	$2,978.00	$3,174.00
December 31, 2006	$3,825.00	$3,165.00	$3,666.00
March 30, 2007	$3,688.00	$3,460.00	$3,640.00
June 29, 2007	$3,679.50	$3,538.00	$3,605.00
September 30, 2007	$4,000.00	$3,558.00	$3,952.00
December 31, 2007	$5,059.00	$3,949.00	$4,736.00
March 31, 2008	$4,858.00	$4,160.00	$4,472.90
June 30, 2008	$4,520.00	$3,980.00	$4,012.00
September 30, 2008	$4,595.00	$3,701.00	$4,395.00
December 31, 2008	$4,700.00	$2,451.00	$3,214.00
January 1, 2009 through January 29, 2009	$3,413.00	$2,800.00	$2,900.00

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement, prospectus addendum and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Enhanced Market Participation Notes January 30, 2009 FREE WRITING PROSPECTUS
____________________
TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Investor Suitability	FWP-3
Risk Factors	FWP-4
Illustrative Examples	FWP-5
Description of the Reference Asset	FWP-9
Certain U.S. Federal Income Tax Considerations	FWP-10
Certain ERISA Considerations	FWP-10

Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

FWP-11